1 Presentation to ISS Presentation to ISS May 30, 2007 May 30, 2007 Exhibit (a)(53)

Safe Harbor Disclosure

Forward Looking Information

Certain of the statements contained herein should be considered "forward-looking statements," including, except in connection with the Offer (as defined below) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as "may", "will", "expect," "intend," "indicate," "anticipate," "believe," "forecast," "estimate," "plan, " "guidance," "outlook," "could, " "should," "continue" and similar terms used in connection with statements regarding the outlook of AirTran Holdings, Inc., (the "*Company*" or "*AirTran*"). Such statements include, but are not limited to, statements about expected fuel costs, the revenue and pricing environment, the Company's expected financial performance and operations, future financing plans and needs, overall economic conditions and the benefits of the business combination transaction involving Midwest Air Group, Inc. ("*Midwest*") and the Company, including future financial and operating results and the combined companies' plans, objectives, expectations and intentions. Other forward-looking statements that do not relate solely to historical facts include, without limitation, statements that discuss the possible future effects of current known trends or uncertainties or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties that could cause the Company's actual results and financial position to differ materially from the Company's expectations. Such risks and uncertainties include, but are not limited to, the following: the Company's ability to achieve the synergies anticipated as a result of the potential business combination transaction involving Midwest and to achieve those synergies in a timely manner; the Company's ability to integrate the management, operations and labor groups of the Company and Midwest; the impact of high fuel costs; significant disruptions in the supply of aircraft fuel and further significant increases to fuel prices; the Company's ability to attract and retain qualified personnel; labor costs and relations with unionized employees generally and the impact and outcome of labor negotiations; the impact of global instability, including the current instability in the Middle East, the continuing impact of the U.S. military presence in Iraq and Afghanistan and the terrorist attacks of September 11, 2001 and the potential impact of future hostilities, terrorist attacks, infectious disease outbreaks or other global events that affect travel behavior; adequacy of insurance coverage; reliance on automated systems and the potential impact of any failure or disruption of these systems; the potential impact of future significant operating losses; the Company's ability to obtain and maintain commercially reasonable terms with vendors and service providers and its reliance on those vendors and service providers; security-related and insurance costs; changes in government legislation and regulation; the Company's ability to use pre-merger net operating losses and certain tax attributes; competitive practices in the industry, including significant fare restructuring activities, capacity reductions and in-court or out-of-court restructuring by major airlines and industry consolidation; interruptions or disruptions in service at one or more of the Company's hub airports; weather conditions; the impact of fleet concentration and increased maintenance costs as aircraft age and utilization increases; the Company's ability to maintain adequate liquidity; the Company's ability to maintain contracts that are critical to its operations; the Company's fixed obligations and its ability to obtain and maintain financing for operations, aircraft financing and other purposes; changes in prevailing interest rates; the Company's ability to operate pursuant to the terms of its financing facilities (particularly the financial covenants); the Company's ability to attract and retain customers; the cyclical nature of the airline industry; economic conditions; and other risks and uncertainties listed from time to time in the Company's reports to the Securities and Exchange Commission. There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. All forward-looking statements are based on information currently available to the Company. Subject to the Company's obligation under Rule 14d-6(c) to promptly disclose any material change in the Offer to Exchange and related materials, AirTran assumes no obligation to publicly update or revise any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates. Additional factors that may affect the future results of the Company are set forth in the section entitled "*Risk Factors*" in the Company's Annual Report on Form 10-K-A for the period ended December 31, 2006, which is available at www.sec.gov and at www.AirTran.com.

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Safe Harbor Disclosure

Additional Information

This document relates, in part, to the offer (the "Offer") by AirTran Holdings, Inc., ("AirTran") through its wholly-owned subsidiary, Galena Acquisition Corp. ("Galena"), to exchange each issued and outstanding share of common stock and Series A Junior Participating Preferred Stock and associated rights of Midwest Air Group, Inc., a Wisconsin corporation ("Midwest"), (collectively the "Rights" and together, the "Midwest Shares"), for consideration consisting of a combination of cash and common stock, par value $0.001 per share ("AirTran Common Stock"), of AirTran having an aggregate value of $15.00 per share, comprised of $9.00 in cash and 0.5842 of a share of AirTran common stock.

The Offer currently is scheduled to expire at 12:00 Midnight, New York City time on June 8, 2007, unless extended. AirTran and Galena have expressly reserved the right, in their sole discretion, to extend the period of time during which the Offer will remain open. Any extension will be announced no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. This document does not constitute an offer to purchase or the solicitation of an offer to sell which is being made only pursuant to the Offer to Exchange and related Letter of Transmittal forming part of the registration statement referred to below. The information required to be disclosed by Exchange Act Rule 14d-6(d)(1) is contained in the Prospectus and is incorporated by reference. The Offer is not being made to and nor will tenders be accepted from or on behalf of holders of securities of Midwest Air Group, Inc. in any jurisdiction in which the making of the Offer or the acceptance thereof would not comply with the laws of such jurisdiction. In those jurisdictions in the United States where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of AirTran and Galena by Morgan Stanley & Co. Incorporated and Credit Suisse Securities (USA) LLC, or by one or more registered broker or dealers under the laws of such jurisdiction. AirTran also has filed a Registration Statement (No. 333-139917) with the Securities and Exchange Commission on Form S-4 relating to the AirTran common stock to be issued to holders of Midwest shares in the offer (the "Registration Statement"). The terms and conditions of the Offer are set forth in the prospectus, which is a part of the registration statement (the "Prospectus"), and the related Letter of Transmittal, which also are exhibits to the Schedule TO.

AirTran has announced its intent to nominate Messrs. John Albertine, Jeffrey Erickson and Charles Kalmbach for election to the board of directors of Midwest. AirTran has filed a proxy statement with respect to the proposed transaction and/or nomination of persons for election to the board of directors of Midwest (the "Proxy Statement"). Investors and security holders are urged to read the Registration Statement and the Proxy Statement, as well as any other relevant documents filed with the SEC, and any amendments or supplements to those documents, because they contain or will contain important information. This presentation is qualified in its entirety by the Proxy Statement.

Investors and security holders may obtain a free copy of the Registration Statement, the Schedule TO and the Proxy Statement and amendments and supplements to such respective documents at http://www.sec.gov. The Registration Statement, the Schedule TO and the Proxy Statement and such other documents and amendments and supplements to such respective documents may also be obtained free of charge from AirTran by directing such request to: Richard P. Magurno, Corporate Secretary, AirTran Holdings, Inc., 9955 AirTran Boulevard, Orlando, Florida 32827, or to the information agent for this offering: Innisfree M&A Incorporated, 501 Madison Avenue, New York, New York 10022.

AirTran and its wholly owned subsidiaries, Galena and AirTran New York, LLC and their respective directors and executive officers and each of Messrs. John Albertine, Jeffrey Erickson and Charles Kalmbach are or may be participants in the solicitation of proxies from the shareholders of Midwest.

Information about the directors and executive officers of AirTran and their ownership of AirTran stock is set forth in the proxy statement for AirTran's 2007 annual meeting of shareholders. Information about the directors and officers of Galena and the three nominees is set forth in the Proxy Statement that has been mailed to the stockholders of Midwest. Investors may obtain additional information regarding the interests of such participants by reading the Proxy Statement.

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Agenda
Agenda
Background and AirTran’s
Background and AirTran’s
Proposal to Midwest
Proposal to Midwest
Midwest’s Poor Corporate Governance Record
Midwest’s Poor Corporate Governance Record
The Nominees Commitment to Midwest Shareholders
The Nominees Commitment to Midwest Shareholders
Addendum: The Strategic and Financial Benefits of a
Addendum: The Strategic and Financial Benefits of a
Combined AirTran -
Combined AirTran -
Midwest
Midwest

5 Background and AirTran’s Background and AirTran’s Proposal to Midwest Proposal to Midwest

Air Tran’s Offer to Midwest Shareholders
Air Tran’s Offer to Midwest Shareholders
Offer Price Represents: $15.98 per share as of May 25, 2007
Per Share Consideration: $9.00 in cash; 0.5842 shares of AAI Stock
Premium: 93% to 30 Day Avg.
(1)
65% to day prior to announcement (12/12/06)
Conditions: Tender of a majority of Midwest shares on
fully diluted basis.  Satisfy the provisions of
the Wisconsin Control Share Act and
Wisconsin Business Combination statute as
well as customary regulatory approval.
Poison pill disarmed by Midwest board.
Offer Expiration: June 8, 2007
Financial Advisors: Morgan Stanley, Credit Suisse
(1) Premiums as of the date of original offer, October 20, 2006

Timeline of Key Events
Timeline of Key Events
October 20, 2006 AirTran sends initial offer letter to Midwest
December 6, 2006 Midwest rejects AirTran's offer
December 13, 2006 AirTran makes offer of $11.25 per share public
January 11, 2007 AirTran commences exchange offer and increases price to $13.25 per share
January 25, 2007 Midwest recommends that its shareholders reject
AirTran’s offer
February 1, 2007 AirTran nominates a slate of Directors to Midwest
Board
April 2, 2007 AirTran increases offer for Midwest to $15 per share
April 13, 2007 Midwest rejects AirTran’s offer of $15 per share
May 17, 2007 56.6% of outstanding Midwest shares are tendered, which represents 61.1% of shares not held by MEH management
or board

Compelling Strategic Rationale for Transaction
Compelling Strategic Rationale for Transaction
Recognized by Analysts; Rejected by Board
Recognized by Analysts; Rejected by Board
AirTran’s plan will generate greater growth and efficiencies
—
Increased departures, expansion of Midwest hubs,
new markets
—
Greater efficiencies
—
New jobs and economic benefits in Milwaukee
—
Estimated synergies of more than $60 million
The combination will accomplish more together than either
can independently.
Midwest’s stand-alone plan is not working

The Midwest Response to the Offer
The Midwest Response to the Offer
AirTran has repeatedly approached Midwest in an attempt to engage in merger discussions
All overtures to Midwest’s board, management & financial advisors to expand upon the merits of the combination have been rejected out of hand
AirTran’s most recent offer was a full and fair $15.00 per share, a 65% premium to
MEH stock price the day before AirTran publicly disclosed initial offer
Even after Midwest shareholders tendered 56.6% of Midwest shares to AirTran, representing over 61.1% of shares not held by Board/Management, Midwest summarily dismissed and downplayed the wishes of its owners. Midwest General
Counsel Carol Skornicka was quoted as saying:
—
the tender offer's results amount to "a straw poll.”
(Milwaukee
Journal
Sentinel,
5/17/07)
—
``We don't find these results to be overwhelming…The tender offer changes nothing and these results change nothing. At the end of the day, the board remains in total control over whether a transaction occurs.”
(Bloomberg, 5/17/07)
Clearly, it is time to change the dynamics inside the Midwest Boardroom

10 Midwest’s Poor Midwest’s Poor Corporate Governance Record Corporate Governance Record

Midwest’s Poor Corporate Governance Record
Midwest’s Poor Corporate Governance Record
Entrenched, Management-Compliant Board of Directors
Stealth Compensation for Managers and Directors
Troubling Consultant/Advisor Compensation Conflicts
Repeated Attempts to Prevent Shareholders from
Receiving Facts about AirTran Offer

Entrenched, Management-Compliant
Entrenched, Management-Compliant
Board of Directors
Board of Directors
Persistent refusal to even discuss AirTran offer
Misuse of anti-takeover provisions (staggered board and
poison pill) to entrench existing Board and management,
rather than maximize value for MEH holders
Average tenure of the Midwest board is 14 years, with
members serving up to 23 years
—
With the exception of a new board member in late 2006, Midwest has not had a board change since 1997
—
Two of the three incumbent candidates whose seats are open are among the most senior members of the board

Stealth Compensation for Managers and Directors
Stealth Compensation for Managers and Directors
Increased Directors’ annual retainer fee 60% and meeting
attendance fee 100%, in December 2006, subsequent to
AirTran’s October proposal. Only disclosed when forced to
do so in the SEC filings in response to the AirTran offer
Fully funded CEO’s $1.4 million Pension Plan in
December, following AirTran’s overture
Maintained “Pay For Failure” compensation practices
—
CEO rewarded despite consistently poor company
performance

Troubling Consultant/Advisor Compensation
Troubling Consultant/Advisor Compensation
Conflicts
Conflicts
Consulting relationship with “independent” aviation firm Simat,
Helliesin & Eichner, demonstrates severe board conflict of
interest and entrenchment
—
Chairman, CEO and shareholder of SH&E, David Treitel, has been an
“independent” Midwest director for 20+ years
—
Midwest did not disclose that it retained SH&E from 2002-2005 to advise on a range of business matters, including fleet deployment, reconfiguration strategies, new product offerings, and contingency planning (source: SH&E website)
—
In late 2006, Midwest paid SH&E $100,000 to evaluate its strategic plan
—
Failed to disclose contract to shareholders until required to do so following the filing of SEC documents that the AirTran offer triggered

Troubling Consultant/Advisor Compensation
Troubling Consultant/Advisor Compensation
Conflicts
Conflicts
Relationship with Financial Advisor Goldman Sachs
Appears Encumbered by Conflict of Interest
—
Agreement in place whereby Goldman is paid a premium if
Midwest remains independent
—
If there is no merger, Goldman will be paid $7.4 million; if merger is consummated, they only will receive $4.9 million
—
Agreement creates an incentive for the investment bank to
recommend what may not be in the best interest of Midwest’s
shareholders

Midwest’s Attempts to Prevent Shareholders from
Midwest’s Attempts to Prevent Shareholders from
Receiving Facts about AirTran Offer
Receiving Facts about AirTran Offer
Refused to furnish shareholder list to AirTran to allow
AirTran to communicate with Midwest shareholders
—
The partial list that was finally provided excluded NOBO holders
Violated SEC rules in setting its initial 2007 annual
meeting record date
Misled employees and Milwaukee community into
believing AirTran offer would lead to fewer flights and job
cuts, when AirTran had outlined to management much
greater growth and job opportunities than the Midwest plan

Why a Need For Independent Directors?
Why a Need For Independent Directors?
Midwest’s corporate governance policies and practices have denied the AirTran offer the consideration Midwest shareholders deserve
Instead of carefully considering the AirTran plan, Midwest has promoted its ‘stand-
alone plan’ which, according to most independent observers, lacks realistic projections
Midwest’s board has failed to thoroughly examine all options and opportunities available to the company’s shareholders
Midwest shareholders have voiced their desire for the AirTran-Midwest combination by tendering 56.6% of Midwest’s outstanding shares – 61.1% of the shares not held by MEH management and board (as of May 16, 2007), and Midwest has still failed to redeem its poison pill
While, if elected, nominees could not force action, we believe the new directors would try to ensure that the interests of all the shareholders are being considered
AirTran identified independently minded individuals with industry experience and/or a strong background in corporate governance

18 The Nominees Commitment to Midwest The Nominees Commitment to Midwest Shareholders Shareholders

19 The Nominees Offer Midwest Shareholders The Nominees Offer Midwest Shareholders Independence Business and Management Experience Industry Expertise Experience on Boards of Public Companies

If Elected, We Believe the Nominees Will
If Elected, We Believe the Nominees Will
Bring high standards and strong corporate governance to
the Midwest board
Strive to ensure that board is fulfilling its fiduciary duty and acting in the best interests of ALL shareholders
Fairly and thoroughly consider all options and
opportunities for the company

John Albertine
Chairman, CEO & Founder of Albertine Enterprises
Principal & Founder of JJ&B, LLC Investment Bank
Executive Chairman of Global Delta
Chairman of the Board of Integral Systems Inc.
Director of Kadant Inc.
Vice-Chairman of the Board of Trustees of the Virginia
Retirement System
Former President of the American Business Conference
Former Head of the Presidential Aviation Safety
Commission

Jeff Erickson
Jeff Erickson
Current Director of Atlas Air Worldwide Holdings
Former President & CEO of Atlas Air Worldwide Holdings
Former President & CEO of Trans World Airlines
Former President & CEO of Reno Air
Former President & COO of Midway Airlines
Advanced degrees in Aeronautical Engineering &
Transportation Planning and Engineering

Charles Kalmbach
Charles Kalmbach
Vice Chairman of The University Medical Center at
Princeton University
Chairman of the Audit Committee of The Resources for
the Future
President & CEO of DBM, Inc.
Former Senior Vice President and Chief Administrative
Officer of Princeton University
Former Global Practice Managing Partner for Accenture
Former Managing Partner for Price Waterhouse
Advanced degrees in Aeronautical Engineering, Former
Boeing Engineer

24 The Strategic and Financial Benefits of a The Strategic and Financial Benefits of a Combined AirTran – Combined AirTran – Midwest Midwest ADDENDUM ADDENDUM

AirTran’s
AirTran’s
Plan for a Combined Carrier
Plan for a Combined Carrier
Greater efficiencies for both companies, with unit cost for the combined carrier, on a non-fuel basis and stage length adjust basis, 12% lower than current Midwest levels
Increase daily departures by 74 flights, double daily seat capacity and add
29 additional destinations to the Milwaukee hub; 70% increase in seat capacity and 12 new destinations from Kansas City
Addition of at least 22 aircraft to the Milwaukee hub, above and beyond those replacing Midwest's aging MD80 aircraft
Expansion of the Milwaukee hub, building of Kansas City into a focus city and continued expansion of the Atlanta hub both into markets served by
Midwest and with the addition of new cities
Over 1,100 new jobs in Milwaukee, including 264 pilots, 396 flight attendants, 66 mechanics, 315 airport customer service personnel, 50 call center agents and 25 management staff
Estimated synergies of more than $60 million per year

West Palm Beach West Palm Beach
Newport News Newport News
Newark Newark
Washington, D.C. Washington, D.C.
Grand Bahama Grand Bahama
Minneapolis Minneapolis
Buffalo Buffalo
Boston Boston
Dallas/Ft. Worth Dallas/Ft. Worth
Gulfport/Biloxi Gulfport/Biloxi
Houston Houston
New Orleans New Orleans
Tampa Tampa
Miami Miami
Ft. Lauderdale Ft. Lauderdale
Memphis Memphis
Jacksonville Jacksonville
Orlando Orlando
Ft. Myers Ft. Myers
Savannah Savannah
Raleigh/Durham
Raleigh/Durham
/Durham
Durham
Moline Moline
Bloomington Bloomington
Chicago Chicago
Flint Flint
Philadelphia Philadelphia
Dayton Dayton
Akron-Canton
Akron-Canton
-Canton
Canton
Pittsburgh Pittsburgh
Baltimore Baltimore
Rochester Rochester
Wichita Wichita
Pensacola Pensacola
Denver Denver
Las Vegas Las Vegas
Los Angeles Los Angeles
Charlotte Charlotte
San Francisco San Francisco
Phoenix Phoenix
Indianapolis Indianapolis
Nashville Nashville
Sarasota Sarasota
Toronto Toronto
Seattle Seattle
San Antonio San Antonio
Omaha Omaha
Des Moines Des Moines
Richmond Richmond
St Louis St Louis
Daytona Beach Daytona Beach
AirTran
Midwest
Detroit Detroit
New York City New York City
White Plains White Plains
Hartford Hartford
Complementary Route Networks
Complementary Route Networks
San Diego San Diego
Green Bay Green Bay
Wausau Wausau
Appleton Appleton
Madison Madison
Rhinelander Rhinelander
Duluth Duluth
Kansas Kansas City City
Cleveland Cleveland
Columbus Columbus
Grand Rapids Grand Rapids
Louisville Louisville
Portland Portland
Charleston Charleston
Milwaukee Milwaukee
Atlanta Atlanta

The Combination Will Accomplish More Together
The Combination Will Accomplish More Together
Than Either Can Independently
Than Either Can Independently
Combined airline will create a stronger and more flexible competitor
—
Upper Midwest hub complements AirTran’s east coast presence
—
Combined network strengthens position in key markets
—
Amid industry consolidation, scale will provide competitive advantage
Growth can be accomplished with benefits for all Midwest stakeholders
—
Shareholders receive significant premium and stock in new company
—
Employees realize increased advancement opportunities and job security
—
Customers gain access to extended flight network
—
Communities realize significant economic benefits
Improved profit opportunities through numerous revenue and cost synergies

Following five years of losses, 2006 produced modest profitability; operating profit of less than $600,000, an operating margin of less than 1%
Midwest established high expectations for 2007, but are already about 20%
below plan (reduced EPS from $1.70 to a range of $1.30-$150)
Q1 2007 results fell behind last year; GAAP income up on fuel hedging gains; reported loss from operations of $13.2 million
While Midwest has restructure costs over the last several years, they are still higher than low cost rivals and ill prepared for future competition
The most challenging aspects of their plan lay ahead, Midwest faces significantly higher execution risk with new cities, a new more expensive third-party commuter agreement, higher fuel and uncertain competition
Midwest has yet to address their inefficient fleet; replacement of older MD80 aircraft is complex and order timing will be expensive
Midwest’s Stand-Alone Plan Is Not Working
Midwest’s Stand-Alone Plan Is Not Working

Airline Analyst At Midwest’s Former Financial Advisor
Airline Analyst At Midwest’s Former Financial Advisor
Doubtful About Midwest’s Future without AirTran
Doubtful About Midwest’s Future without AirTran
The Airline Analyst at Raymond James & Associates, Midwest’s advisor when
AirTran made its first offer to Midwest, observed that absent a merger with
AirTran there is  “… an increasing likelihood that additional capacity will enter the Milwaukee market at some point.”
The note also addressed the immediate term’s “encouraging revenue environment” … “driven … by a very favorable capacity environment” as a result of capacity reductions in a number of Midwest markets.
Combining the two comments, the “encouraging revenue environment” can be expected to be subject to increasing pressure given the “likelihood” of competing carriers coming into these markets.
Raymond James’ analyst expressed this concept more directly when he identified as one of the “risks” related to Midwest its very high dependence on its Milwaukee hub where “any …material entry of competing capacity could have a pronounced negative impact on Midwest’s results.”
–
Raymond James note, February 13, 2007

Midwest Has Not Been Able to Sustain Profits
Midwest Has Not Been Able to Sustain Profits
(20,000)
(15,000)
(10,000)
(5,000)
0
5,000
10,000
15,000
4Q00 2Q01 4Q01 2Q02 4Q02 2Q03 4Q03 2Q04 4Q04 2Q05 4Q05 2Q06 4Q06
Source: MEH 10Q Filings
(1) Excludes $19.9MM of gain from fuel hedges
($000s)
Midwest Airlines Quarterly Operating Profit / Loss
1Q07 (1)
Cumulative Net Operating Loss of Nearly $200 million Since 4th Quarter of 2000

>$1.70
$1.14
$1.30
$1.50
0.00
0.50
1.00
1.50
2.00
25-Jan-07 13-Apr-07 Baird Raymond James
Midwest Guidance Lowered By ±
Midwest Guidance Lowered By ±
20% Within
20% Within
Weeks of Providing Guidance
Weeks of Providing Guidance
Revised
MEH
Forecast
MEH
Forecast
$1.30
($)
2007
Estimated
Midwest
EPS
13-Apr-07 01-May-07
•
Both Baird and RJA have reduced EPS for 2008

Midwest Trading Performance Post-Offer Vastly
Midwest Trading Performance Post-Offer Vastly
Different From Its Peers
Different From Its Peers
On 12/12/06, the day prior to announcement, Midwest’s stock closed at
$9.08 per share
—
30 day average prior to the date of the original 10/20/06 offer was $8.21
In the two months since announcement, the AMEX Airline Index is down 12%; On that basis, Midwest would be trading at $8.00 per share
—
Even if an index of the low cost carriers were used, Midwest would trade at $8.58
Note: (1) 30 Day Avg Price prior to October 20th offer
(2) LCCs include Frontier, WestJet, JetBlue and Southwest.
Indicative Midwest Share Price
Midwest
10/13/07 11/10/07 12/12/06 12/22/06 1/8/07 1/19/07 1/31/07 2/12/07 2/23/07 3/7/07 3/19/07 3/29/07 4/11/07 4/23/07 5/3/07 5/8/07
Series 1
6
8
10
12
14
16
($)
$13.25 Offer
$15.00 Offer
Initial Offer
$14.15
$8.00 Based
on XAL

Analysts, Shareholders and Industry Experts Agree;
Analysts, Shareholders and Industry Experts Agree;
The Merger is a Great Strategic Combination
The Merger is a Great Strategic Combination
“If they go by the Wisconsin law that says all aspects need to be considered, then AirTran wins the deal because it will mean more jobs, more air service and more economic benefits for
Milwaukee if AirTran wins." – industry consultant Michael Boyd, Chicago Tribune, 5/17/07
“…We do not believe that the current entrenched stance taken by the Midwest team befits the culture and tradition of the business…given the competitive risks facing Midwest, we believe that it is not responsible to ignore a transaction that will provide far greater stability and better long-term prospects for the airline. – Richard Hurowitz, Octavian Advisors, LP, 4/26/07
“AirTran sees $60 million in synergies, there’s probably even more....This deal would be good for Wisconsin, Milwaukee and surrounding areas.” – Bob McAdoo, Prudential, 1/23/2007
"We believe a merger would make sense, given that the two companies' route networks are complementary with limited overlap, and combines AirTran's strong East Coast presence with
Midwest's hubs in Milwaukee and Kansas City.” – Ray Neidl, Calyon Securities, 1/11/2007
“The board’s refusal to negotiate with AirTran, its selection of financial advisors and the fee structure for at least one of those advisors reinforce our concern that the board is more interested in preserving Midwest’s independence than maximizing value for its shareholders.”–
Michael Garland, CtW Investment Group, 5/23/07

Analysts, Shareholders and Industry Experts Agree;
Analysts, Shareholders and Industry Experts Agree;
The Merger is a Great Strategic Combination
The Merger is a Great Strategic Combination
"I think Midwest would have serious trouble proving to its shareholders that it could create more value on a standalone basis." – Marisa Thompson, Morningstar, 12/13/2006
"The only reason Midwest had any improvement in the last year was due to Northwest's retrenchment. This is not a viable long-term strategy... if a merger does not take place,
Midwest has no long-term future based on what they have outlined in their stand-alone plan.“
-- Darryl Jenkins, George Washington University Aviation Institute Director, Atlanta Journal-
Constitution, 1/26/2007
"If the Board of Directors prefers for Midwest to remain independent it is always possible, of course that management puts together a competing bid. We believe it would be difficult, however for them to match the synergies that a merger with another airline would create.“ --
Helane Becker, Benchmark, 1/11/2007
"It seems clear to airline industry observers that your employees would be far better off as part of a larger enterprise…Your employees would benefit from being part of a larger company that can better handle the volatility endemic to the industry,“ - Richard Hurowitz,
Octavian Advisors LP, 4/26/2007
"For a standalone company we think [Midwest] is overvalued.“- Jim Corridore, S&P,
4/13/2007